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Exhibit 99.1

Financial Update by CFO

September 28, 2001

    As we saw in the first and second quarters of 2001, the last few weeks in the third quarter was a time when Ultratech had some order push-out and cancellation activity, although to a lesser extent than in the earlier quarters. Overall, business prospects seem to have stabilized and we appear to be in the period when sales plateau and we bounce along the bottom for awhile. However, with the terrorist activity of last week, our perception is that the ramification will be deleterious to the national economy and to our specific industry recovery, probably pushing the recovery timetable out by a quarter, perhaps two. As a result, we are becoming more conservative in our outlook. Ultratech is accelerating its cost cutting program and moving into full "batten down the hatches mode." What this means is that we are currently taking action to pull additional costs out of the organization, which may well result in a special charge in the current quarter. We are in the process of performing the calculations to dollarize this special charge. We are also actively analyzing and evaluating further cost reduction actions which would occur in the fourth quarter of 2001 and the year 2002. The current estimate of sequential revenue growth from second quarter 2001 to third quarter 2001 is down about 35%-40%. Reflecting the above comments, we do not look to be able to achieve our third quarter 2001 goal of financial breakeven, exclusive of any special charge, or our near-term model of 45% gross margin and 5% operating margin. However, achieving financial breakeven and getting back to our near-term model as quickly as possible will be Ultratech's goals for the fourth quarter of 2001 and the year 2002. Year-over-year, revenues could be 10%-15% less in 2002 than 2001. Also, revenues currently look to be sequentially flat for the fourth quarter of 2001 and the first and second quarters of 2002, before potentially growing in both the third quarter and fourth quarter of 2002.

Safe Harbor Statement

    The statements contained herein are considered forward-looking statements that involve numerous risks and uncertainties, including a high degree of non-linearity of the Company's system shipments and system acceptances. Due to the high average selling prices of the Company's systems, the loss of even a single planned revenue event would materially adversely impact the Company's results of operations. Additional risks and uncertainties include cyclicality in the semiconductor and microsystems markets, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the Company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies and the effects of the California power shortage. Such risks and uncertainties are described in the Company's SEC reports including the Company's Annual Report on Form 10-K filed as of December 31, 2000 and form 10-Q filed as of June 30, 2001.

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Financial Update by CFO September 28, 2001